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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ENDWAVE CORPORATION

         EDWARD A. KEIBLE, JR. and JULIANNE M. BIAGINI hereby certify that:

1. The original name of this corporation is Endgate Merger Corporation, and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is April 7, 1995.

2. They are the duly elected and acting President and Secretary, respectively, of EndWave Corporation, a Delaware corporation.

3. The Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

                                       I.

    The name of this corporation is EndWave Corporation.

                                      II.

    The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

                                      III.

    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

    A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 77,000,000 shares. 50,000,000 shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). 27,000,000 shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

    B. 426,250 of the authorized shares of Preferred Stock are hereby designated "Series E-1 Preferred Stock" (the "Series E-1 Preferred"). 866,401 of the authorized shares of Preferred Stock are hereby designated "Series E-2 Preferred Stock" (the "Series E-2 Preferred"). 1,008,353 of the authorized shares of Preferred Stock are hereby designated "Series E-3 Preferred

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Stock" (the "Series E-3 Preferred"). 1,250,405 of the authorized shares of
Preferred Stock are hereby designated "Series E-4 Preferred Stock" (the "Series E-4 Preferred"). 2,487,934 of the authorized shares of Preferred Stock are hereby designated "Series E-5 Preferred Stock" (the "Series E-5 Preferred"). 3,652,344 of the authorized shares of Preferred Stock are hereby designated "Series E-6 Preferred Stock" (the "Series E-6 Preferred"). 2,549,246 of the authorized shares of Preferred Stock are hereby designated "Series E-7 Preferred Stock" (the "Series E-7 Preferred," and together with the Series E-1 Preferred, Series E-2 Preferred, Series E-3 Preferred, Series E-4 Preferred, Series E-5 Preferred and Series E-6 Preferred, the "E-Series Preferred"). 13,963,063 of the authorized shares of Preferred Stock are hereby designated "Series T-1 Preferred Stock" (the "T- Series Preferred"). The T-Series Preferred shall be referred to together with the E-Series Preferred as the "Preferred Stock."

    C. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

        1. DIVIDEND RIGHTS. The holders of Preferred Stock shall not be entitled to receive dividends, except as declared, and at such rates per share, as may be specified by the Board of Directors of the corporation. No dividends shall be paid on any share of Common Stock unless a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. No dividend shall be paid on or declared and set apart for the shares of any series of Preferred Stock unless at the same time a like proportionate dividend (ratably and proportional to the respective liquidation preference for each such series of Preferred Stock as set forth in
Section 3(a) below) shall be paid on or declared or set apart for the shares of all other series of Preferred Stock.

        2.  VOTING RIGHTS.

               (A) GENERAL. Except as otherwise provided herein or as required by law, the Preferred Stock shall be voted equally with the shares of the Common Stock of this corporation and not as a separate class, at any annual or special meeting of stockholders of this corporation and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

               (B) PREFERRED STOCK. So long as this corporation shall have any shares of Preferred Stock outstanding, the corporation shall be required to obtain the approval by vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class, prior to effecting any amendment of this Certificate of Incorporation that (i) increases or decreases the aggregate number of authorized shares of Preferred Stock, (ii) increases or decreases the par value of the shares of Preferred Stock or (iii) alters or changes the powers, preferences or special rights of the shares of the Preferred Stock so as to affect them adversely. If any such amendment would alter or change the powers, preferences or special

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rights of one or more series of Preferred Stock so as to affect them adversely but would not so affect the entire class of Preferred Stock, then only the shares of the series so affected by the amendment shall be considered "Preferred Stock" for purposes of this Section 2(b).

               (C) ELECTION OF DIRECTORS. The holders of the E-Series Preferred, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors at or pursuant to each meeting or action by written consent of this corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, disqualification, death or removal of either such director. The holders of the T-Series Preferred, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors at or pursuant to each meeting or action by written consent of this corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, disqualification, death or removal of either such director. Any directors elected by the holders of the E-Series Preferred may be removed only by the holders of such E-Series Preferred, and any directors elected by the holders of the T-Series Preferred may be removed only by the holders of such T-Series Preferred. Any directors not elected by the holders of Preferred Stock, as set forth above, shall be elected by the holders of Common Stock and Preferred Stock, voting together and not as separate classes, with each share of Preferred Stock voting as provided in Section 2(a) above.

               (D) SUPERMAJORITY VOTE OF BOARD OF DIRECTORS. In addition to any other vote or consent required herein or by law, so long as this corporation shall have any shares of E-Series Preferred or T-Series Preferred outstanding, the affirmative vote of no less than four (4) members of the Board of Directors shall be necessary to effect or validate of any the following actions:

                    (I) Any agreement to sell, lease or otherwise dispose of all or substantially all of the assets, property or business of this corporation, or to merge or consolidate this corporation with any person, or permit any other person to merge into it, or any other reorganization except for mergers, consolidations, reorganizations, or any series of such transactions in which this corporation is the surviving corporation and, after giving effect to the merger, consolidation, reorganization, or series of such transactions the holders of this corporation's outstanding capital stock immediately preceding such merger own at least fifty percent (50%) of the outstanding capital stock of the surviving corporation;

                    (II) Any voluntary dissolution or liquidation of this corporation;

                    (III) Any redemption of, or payment of dividends with respect to, equity securities of this corporation, other than a repurchase of Common Stock pursuant to the exercise of any contractual or other legal rights of first refusal or repurchase;

                    (IV) Any change in the business purpose of this corporation to include the design, manufacture or sale of products intended for use in applications located more than 100,000 feet above the surface of the earth; or

                    (V) Any change in the authorized number of directors constituting the Board of Directors from five (5).

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        3.  LIQUIDATION RIGHTS.

               (A) PREFERRED STOCK. Upon any liquidation, dissolution, or winding up of this corporation (a "Liquidation"), whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series E-1 Preferred, Series E-2 Preferred, Series E-3 Preferred, Series E-4 Preferred, Series E-5 Preferred, Series E-6 Preferred, Series E-7 Preferred and T-Series Preferred shall each be entitled to be paid out of the assets of this corporation an amount per share equal to the sum of (i) $4.00, $7.00, $8.28, $11.44, $6.00, $6.004, $10.12 and $3.46 (as
adjusted for any stock dividends, combinations or splits with respect to such shares), respectively, plus (ii) all declared but unpaid dividends on each such share of Series E-1 Preferred, Series E-2 Preferred, Series E-3 Preferred, Series E-4 Preferred, Series E-5 Preferred, Series E-6 Preferred, Series E-7 Preferred and T-Series Preferred then held by them. Each share of Preferred Stock shall rank on a parity with each other share of Preferred Stock as to the receipt of such liquidation preference in the amount specified above upon a Liquidation, and no amount shall be paid to any holder of Preferred Stock unless, at the same time, an amount in like proportion to the respective liquidation preference of each other share of Preferred Stock shall be paid to the holder thereof. If, upon a Liquidation, the assets of this corporation shall be insufficient to make payment in full to all holders of Preferred Stock, then such assets shall be distributed ratably among the holders of Preferred Stock at the time outstanding in proportion to the preferential amount each holder is otherwise entitled to receive.

               (B) COMMON STOCK. After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 3(a) above, the holders of the Common Stock shall receive prior and in preference to any further distribution of any of the assets or surplus funds of this corporation to the holders of Preferred Stock, the amount of $4.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) for each share of Common Stock then held by them.

               (C) PREFERRED AND COMMON. After payment to the holders of Preferred Stock of the amounts set forth in Section 3(a) and payment to the holders of Common Stock of the amounts set forth in Section 3(b), the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock and Preferred Stock on the basis of the number of shares of Common Stock (i) held by each of them and (ii) issuable at the time of such liquidation upon the conversion of the Preferred Stock held by each of them.

               (D) DEEMED LIQUIDATION. The following events shall be considered a liquidation under Section 3(a):

                    (I) any consolidation or merger of this corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which this corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization or any transaction or series of related transactions by this corporation in which in excess of 50% of this corporation's voting power is transferred (excluding, in any such case, this corporation's merger with TRW Milliwave Inc. and any transaction or series of transactions in which a holder or holders of Preferred Stock purchases additional shares of capital stock of this


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corporation giving such holder(s) ownership of a majority of the outstanding voting securities of this corporation); or

                    (II) a sale, lease or other disposition of all or substantially all of the assets of this corporation.

        4. CONVERSION RIGHTS. The holders of shares of Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

               (A) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series E-1 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series E-1 Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series E-1 Preferred being converted. The number of shares of Common Stock to which a holder of Series E-2 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series E-2 Conversion Rate" then in effect (determined as provided in Section 4(c)) by the number of shares of Series E-2 Preferred being converted. The number of shares of Common Stock to which a holder of Series E-3 Preferred shall be entitled upon conversion shall be a product obtained by multiplying the "Series E-3 Conversion Rate" then in effect (determined as provided in Section 4(d)) by the number of shares of Series E-3 Preferred being converted. The number of shares of Common Stock to which a holder of Series E-4 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series E-4 Conversion Rate" then in effect (determined as provided in Section 4(e)), by the number of shares of Series E-4 Preferred being converted. The number of shares of Common Stock to which a holder of Series E-5 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series E-5 Conversion Rate" then in effect (determined as provided in Section 4(f)), by the number of shares of Series E-5 Preferred being converted. The number of shares of Common Stock to which a holder of Series E-6 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series E-6 Conversion Rate" then in effect (determined as provided in Section 4(g)), by the number of shares of Series E-6 Preferred being converted. The number of shares of Common Stock to which a holder of Series E-7 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series E-7 Conversion Rate" then in effect (determined as provided in Section 4(h)), by the number of shares of Series E-7 Preferred being converted. The number of shares of Common Stock to which a holder of T-Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "T-Series Conversion Rate" then in effect (determined as provided in Section 4(i)), by the number of shares of T-Series Preferred being converted.

               (B) SERIES E-1 CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series E-1 Preferred (the "Series E-1 Conversion Rate") shall be the quotient obtained by dividing $4.00 by the "Series E-1 Conversion Price," calculated as provided in Section 4(j).

               (C) SERIES E-2 CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series E-2 Preferred (the "Series E-2 Conversion Rate") shall be the


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quotient obtained by dividing $7.00 by the "Series E-2 Conversion Price,"
calculated as provided in Section 4(j).

               (D) SERIES E-3 CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series E-3 Preferred (the "Series E-3 Conversion Rate") shall be the quotient obtained by dividing $8.28 by the "Series E-3 Conversion Price," calculated as provided in Section 4(j).

               (E) SERIES E-4 CONVERSION RATE. The conversion rate in effect at any time for the conversion of the Series E-4 Preferred (the "Series E-4 Conversion Rate") shall be the quotient obtained by dividing $11.44 by the "Series E-4 Conversion Price," calculated as provided in Section 4(j).

               (F) SERIES E-5 CONVERSION RATE. The conversion rate in effect at any time for the conversion of the Series E-5 Preferred (the "Series E-5 Conversion Rate") shall be the quotient obtained by dividing $6.00 by the "Series E-5 Conversion Price," calculated as provided in Section 4(j).

               (G) SERIES E-6 CONVERSION RATE. The conversion rate in effect at any time for the conversion of the Series E-6 Preferred (the "Series E-6 Conversion Rate") shall be the quotient obtained by dividing $6.004 by the "Series E-6 Conversion Price," calculated as provided in Section 4(j).

               (H) SERIES E-7 CONVERSION RATE. The conversion rate in effect at any time for the conversion of the Series E-7 Preferred (the "Series E-7 Conversion Rate") shall be the quotient obtained by dividing $10.12 by the "Series E-7 Conversion Price" calculated as provided in Section 4(j).

               (I) T-SERIES PREFERRED CONVERSION RATE. The conversion rate in effect at any time for the conversion of the T-Series Preferred (the "T-Series Preferred Conversion Rate") shall be the quotient obtained by dividing $3.46 by the "T-Series Conversion Price" calculated as provided in Section 4(j).

               (J) CONVERSION PRICE. The conversion price for the Series E-1 Preferred shall initially be $4.00 (the "Series E-1 Conversion Price"). The conversion price for the Series E-2 Preferred shall initially be $7.00 (the "Series E-2 Conversion Price"). The conversion price for the Series E-3 Preferred shall initially be $8.28 (the "Series E-3 Conversion Price"). The conversion price for the Series E-4 Preferred shall initially be $11.44 (the "Series E-4 Conversion Price"). The conversion price for the Series E-5 Preferred shall initially be $6.00 (the "Series E-5 Conversion Price"). The conversion price for the Series E-6 Preferred shall initially be $6.004 (the "Series E-6 Conversion Price"). The conversion price for the Series E-7 Preferred shall initially be $10.12 (the "Series E-7 Conversion Price"). The conversion price for the T-Series Preferred shall initially be $3.46 (the "T-Series Conversion Price"). Such initial Series E-1 Conversion Price, Series E-2 Conversion Price, Series E-3 Conversion Price, Series E-4 Conversion Price, Series E-5 Conversion Price, Series E-6 Conversion Price, Series E-7 Conversion Price and T-Series Conversion Price (the "Conversion Prices") shall be adjusted


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from time to time in accordance with this Section 4. All references to the
Conversion Prices herein shall mean the Conversion Prices as so adjusted.

               (K) MECHANICS OF CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or any transfer agent for such stock, and shall give written notice to this corporation at such office that such holder elects to convert the same. Such notice shall state the series and number of shares of Preferred Stock being converted. Thereupon, this corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               (L) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If this corporation shall at any time or from time to time after the date that the first share of T-Series Preferred is issued (the "T-Series Original Issue Date") effect a subdivision of the outstanding Common Stock, the Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if this corporation shall at any time or from time to time after the T-Series Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(l) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (M) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If this corporation at any time or from time to time after the T-Series Original Issue Date makes, or fixes a record date for the designation of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Prices that are then in effect shall each be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the respective Conversion Prices then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 4(m) to reflect the actual payment of such dividend or distribution.

               (N) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If this corporation at any time or from time to time after the T-Series Original Issue Date makes, or fixes a record date for the designation of holders of Common Stock entitled to receive, a


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dividend or other distribution payable (i) in securities of this corporation other than shares of Common Stock, or (ii) other property of this corporation, in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities or other property of this corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of Preferred Stock or with respect to such other securities or other property by their terms.

               (O) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the T-Series Original Issue Date, the Common Stock issuable upon the conversion of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4 or in
Section 3(d)), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change for the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               (P) RECAPITALIZATIONS. If at any time or from time to time after the T-Series Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4 or in Section 3(d)), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Preferred Stock would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

               (Q) SALE OF SHARES BELOW SERIES E-3 CONVERSION PRICE, SERIES E-4 CONVERSION PRICE, SERIES E-5 CONVERSION PRICE, SERIES E-6 CONVERSION PRICE, SERIES E-7 CONVERSION PRICE OR T-SERIES CONVERSION PRICE.

                    (I) If at any time or from time to time after the T-Series Original Issue Date, this corporation issues or sells, or is deemed by the express provisions of this subsection (q) to have issued or sold, Additional Shares of Common Stock (as hereinafter

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defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(m) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(l) above, for an Effective Price (as hereinafter defined) less than the then effective Series E-3 Conversion Price, Series E-4 Conversion Price, Series E-5 Conversion Price, Series E-6 Conversion Price, Series E-7 Conversion Price or T-Series Conversion Price, then and in each such case the then existing Series E-3 Conversion Price, Series E-4 Conversion Price, Series E-5 Conversion Price, Series E-6 Conversion Price, Series E-7 Conversion Price or T-Series Conversion Price, as the case may be, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series E-3 Conversion Price, Series E-4 Conversion Price, Series E-5 Conversion Price, Series E-6 Conversion Price, Series E-7 Conversion Price or T-Series Conversion Price, as the case may be, by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (q)(ii)) by this corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series E-3 Conversion Price, Series E-4 Conversion Price, Series E-5 Conversion Price, Series E-6 Conversion Price, Series E-7 Conversion Price or T-Series Conversion Price, as the case may be, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of convertible securities) issuable upon the exercise of options, warrants or other Common Stock or Preferred Stock purchase rights outstanding on the day immediately preceding the given date.

                    (II) For the purpose of making any adjustment required under this Section 4(q), the consideration received by this corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by this corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by this corporation in connection with such issue or sale but without deduction of any expenses payable by this corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of this corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (III) For the purpose of the adjustment required under this
Section 4(q), if this corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into or exchangeable for, Additional Shares of Common Stock

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(such convertible stock or securities being herein referred to as "Convertible
Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Series E-3 Conversion Price, Series E-4 Conversion Price, Series E-5 Conversion Price, Series E-6 Conversion Price, Series E-7 Conversion Price or T-Series Conversion Price, in each case this corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by this corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to this corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to this corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; PROVIDED that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, this corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; PROVIDED FURTHER that if the minimum amount of consideration payable to this corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; PROVIDED FURTHER that if the minimum amount of consideration payable to this corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to this corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series E-3 Conversion Price, Series E-4 Conversion Price, Series E-5 Conversion Price, Series E-6 Conversion Price, Series E-7 Conversion Price or T-Series Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series E-3 Conversion Price, Series E-4 Conversion Price, Series E-5 Conversion Price, Series E-6 Conversion Price, Series E-7 Conversion Price or T-Series Conversion Price, as the case may be, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series E-3 Conversion Price, Series E-4 Conversion Price, Series E-5 Conversion Price, Series E-6 Conversion Price, Series E-7 Conversion Price or T-Series Conversion Price, as the case may be, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by this corporation upon such exercise, plus the consideration, if any, actually received by this corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by this corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible

Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series E-3 Preferred, Series E-4 Preferred, Series E-5 Preferred, Series E-6 Preferred, Series E-7 Conversion Price or T-Series Conversion Price, as the case may be.

                    (IV) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by this corporation or deemed to be issued pursuant to this Section 4(q), whether or not subsequently reacquired or retired by this corporation other than (1) shares of Common Stock issued upon conversion of Preferred Stock; (2) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued or to be issued to employees, officers or directors of, or consultants or advisors to this corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors of the corporation; and (3) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the T-Series Original Issue Date. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by this corporation under this Section 4(q), into the aggregate consideration received, or deemed to have been received by this corporation for such issue under this Section 4(q), for such Additional Shares of Common Stock.

               (R) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series E-1 Conversion Price, Series E-2 Conversion Price, Series E-3 Conversion Price, Series E-4 Conversion Price, Series E-5 Conversion Price, Series E-6 Conversion Price, Series E-7 Conversion Price or T-Series Conversion Price or the type or amount of securities or other property issuable upon conversion of any series of Preferred Stock, this corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such Preferred Stock at the holder's address as shown in this corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of the Conversion Prices at the time in effect and the type and amount, if any, of securities or other property which at the time would be received upon conversion of the affected Preferred Stock.

               (S) NOTICES OF RECORD DATE. Upon (i) any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of this corporation, any reclassification or recapitalization of the capital stock of this corporation, any merger or consolidation of this corporation with or into any other corporation, or any transfer of all or substantially all the assets of this corporation to any other person, or any voluntary or involuntary dissolution, liquidation or winding up of this corporation, this corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

               (T) AUTOMATIC CONVERSION.

                    (I) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Prices, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of this corporation in which either (i)(A) the per share price is at least $9.00 (as adjusted for stock splits, recapitalizations and the like), and (B) the gross cash proceeds to this corporation (before underwriting discounts, commissions and fees) are at least $15,000,000, or (ii) the holders of fifty percent (50%) or more of the outstanding shares of Preferred Stock, voting together as a single class, approve such conversion in connection with such public offering.

                    (II) Upon the occurrence of any event specified in paragraph
(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent; PROVIDED, HOWEVER, that in the case of a conversion in connection with a firmly underwritten public offering, at the option of the holder of the Preferred Stock being converted, the conversion may be conditioned upon the closing with the underwriter or underwriters of the sale of securities pursuant to such offering, and such conversion shall be deemed to occur immediately prior to the closing of such sale of securities; and PROVIDED FURTHER, that this corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to this corporation or its transfer agent as provided below, or the holder notifies this corporation or its transfer agent that such certificates have been lost, stolen or destroyed. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of this corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

               (U) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the afore-mentioned aggregation, the conversion would result in the issuance of any fractional share, this corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of a share of Common Stock (as determined by the Board) on the date of conversion.

               (V) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (W) NOTICES. Any notice required by the provisions of this
Section 4 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt by hard or by confirmed fax or seventy-two (72) hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at the address of such holder appearing on the books of this corporation.

               (X) PAYMENT OF TAXES. This corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

               (Y) NO DILUTION OR IMPAIRMENT. This corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

        5. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by this corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                       V.

    For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

    A. 1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall

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

constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors and in accordance with
Article IV.

        2. Subject to the rights of the holders of the Preferred Stock set forth in Article IV, any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

    B. 1. Subject to paragraph (h) of Section 42 of the Bylaws and the rights of the holders of the Preferred Stock, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

        2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

        3. Effective upon the closing of the initial public offering of Common Stock of the corporation, no action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.

        4. Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of the shares entitled to cast not less that ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

        5. Except with regard to the nomination and election of directors provided for in Article IV, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                      VI.

    A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

    A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon the stockholders herein are granted subject to this reservation.

    B. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

    C. This Amended and Restated Certificate of Incorporation has been duly approved by the required vote of stockholders of the corporation in accordance with Sections 228, 242 and 245 of the Delaware General Corporation law. The total number of outstanding shares entitled to vote or consent to this Amendment was 53,068,315 shares, including 1,294,379 shares of Common Stock, 852,500 shares of Series E-1 Preferred Stock of the Company, 1,732,802 shares of Series E-2 Preferred Stock of the Company, 1,982,858 shares of Series E-3 Preferred Stock of the Company, 2,492,938 shares of Series E-4 Preferred Stock of the Company, 4,974,619 shares of Series E-5 Preferred Stock of the Company, 6,912,801 shares of Series E-6 Preferred Stock of the Company, 4,899,292 shares of Series E-7 Preferred Stock of the Company, and 27,926,126 shares of Series T-1 Preferred Stock of the Company. A majority of the outstanding shares of Common Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock, Series E-4 Preferred Stock, Series E-5 Preferred Stock, Series E-6 Preferred Stock, Series E-7 Preferred Stock, and Series T-1 Preferred Stock, voting together as a single class and a majority of the outstanding shares of the Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock, Series E-4 Preferred Stock, Series E-5 Preferred Stock, Series E-6 Preferred Stock, Series E-7 Preferred Stock, and Series T-1 Preferred Stock, voting together as a single class voted in favor of this Amended and Restated Certificate of Incorporation.

         IN WITNESS WHEREOF, EndWave Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the President and the Secretary in Sunnyvale, California this 6 day of June, 2000.

                                         ENDWAVE CORPORATION

                                         By:  /s/ EDWARD A KEIBLE, JR.
                                             -----------------------------------
                                                  Edward A. Keible, Jr.
                                                  President

ATTEST:

By:  /s/ JULIANNE M. BIAGINI
    -------------------------------------------------
         Julianne M. Biagini
         Secretary


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